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                                                                   EXHIBIT 23.1


                         Consent of Independent Auditors

The Board of Directors
Copart, Inc.:


         We consent to incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1992 Stock Option Plan and the 1994 Employee Stock Purchase Plan of Copart, Inc. of our report dated September 17, 1999, relating to the consolidated balance sheets of Copart, Inc. and subsidiaries as of July 31, 1999, and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended July 31, 1999, and related schedule, which report appears in the July 31, 1999, annual report on Form 10-K of Copart, Inc.

                                    /s/ KPMG LLP
                                    -------------------------------------
                                    KPMG LLP

Benicia, California
December 30, 1999